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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): July 21,1998

                            ------------------------

                          ORBITAL SCIENCES CORPORATION

         DELAWARE                    0-18287                         06-1209561
(State of incorporation)      (Commission File Number)        (I.R.S. Employer I.D. No.)

                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166
                                 (703) 406-5000
                          (Address and telephone number
                         of principal executive offices)




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ITEM 5.  OTHER EVENTS.

            On July 21, 1998, Orbital Sciences Corporation ("Orbital" or the
"company") announced its second quarter 1998 financial results, reporting revenues of $184,516,000, an increase of 30% over 1997 second quarter revenues of $142,226,000. Quarterly net income increased 32% from last year, totaling
$7,419,000 in the second quarter of 1998 as compared to $5,603,000 in the 1997 comparable quarter. The company also reported 1998 second quarter earnings per share on a fully diluted basis of $0.21, up 24% compared to $0.17 earnings per share on a fully diluted basis for the second quarter of 1997.

            The company's revenues in the first half of 1998 were $370,675,000, an increase of 40% over 1997 first half revenues of $264,338,000. Net income for the first six months increased 30% from last year, totaling $13,938,000 in 1998 as compared to $10,697,000 in the 1997 comparable period. The company also reported 1998 first half earnings per share on a fully diluted basis of $0.41, up 24% compared to $0.33 earnings per share on a fully diluted basis for the first six months of 1997.

            The company's financial results by business sector were as follows:

- For the second quarter of 1998, Orbital's space and ground infrastructure systems sector, including launch vehicles, satellites, electronics and sensors, and ground systems, reported revenues of $155,701,000, an increase of 27% over 1997 second quarter revenues of $122,523,000.
Infrastructure systems provided net income of approximately $19,061,000 in the 1998 second quarter, up 80% over 1997 second quarter net income of $10,597,000.
For the first half of 1998, Orbital's space and ground infrastructure systems sector reported revenues of $312,042,000, an increase of 36% over 1997 six-month revenues of $228,722,000. Infrastructure systems provided net income of approximately $35,022,000 in the first six months of 1998, up 88% over net income of $18,666,000 in the comparable period in 1997.

- The company's satellite access products sector, including mobile satellite navigation, positioning and communications products and transportation management systems, generated revenues of $28,556,000 for the quarter, an increase of 44% over the 1997 comparable quarter. This sector reported a net loss in the second quarter of 1998 of $4,914,000 compared to net income of $634,000 in the 1997 quarter as a result of lower than expected sales of automotive navigation and other access products. The company's satellite access products sector generated revenues of $58,310,000 for the first half of 1998, an increase of 64% over the 1997 comparable period. This sector reported a net loss in the first half of 1998 of $5,683,000 as compared to net income of $1,352,000 in the 1997 six-month period.

- As anticipated, the company's satellite services sector, consisting of its ORBCOMM Global, L.P. ("ORBCOMM Global") and Orbital Imaging Corporation
("ORBIMAGE") affiliates, reported a net loss of $6,728,000 in the second quarter of 1998 as compared to a net loss of $5,628,000 in the 1997 comparable quarter. The second quarter 1998 loss was partially offset by a one-time gain of $4,793,000 related to ORBIMAGE's equity and debt offerings completed earlier this year. ORBCOMM Global and ORBIMAGE reported combined net losses

                                       -2-

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of $15,401,000 in the first half of 1998 compared to net losses of $9,321,000 in the 1997 comparable period.

            In April, Orbital completed a public offering of 3.45 million shares of its common stock, raising gross proceeds of $158 million to fund its anticipated future growth and investments in satellite-related businesses. On
July 10, 1998, the company's stock began trading on the New York Stock Exchange under the ticker symbol "ORB."

            During the second quarter, the company also announced plans for a $50-plus million, multi-year expansion of its satellite-related engineering, manufacturing and operations facility adjacent to the company's current headquarters site in Dulles, VA. The expansion will include a new satellite assembly, integration and test facility that will support nearly two and a half times the company's current spacecraft manufacturing volume. The new integrated satellite factory will permit Orbital to design, manufacture and test its full line of advanced technology small- and medium-class satellite platforms.

                          ORBITAL SCIENCES CORPORATION
                            FINANCIAL RESULTS SUMMARY

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
SECOND QUARTER RESULTS:
                                           June 30, 1998    June 30, 1997    % Increase (Decrease)
                                           -------------    -------------    --------------------
Revenues                                   $184,516,000     $142,226,000     30%
Gross Profit                               $ 50,851,000     $ 39,673,000     28%
Operating Income                           $  9,438,000     $ 11,005,000    (14%)
Net Income                                 $  7,419,000     $  5,603,000     32%
Fully Diluted EPS                          $       0.21     $       0.17     24%


FIRST HALF RESULTS:
                                           June 30, 1998    June 30, 1997    % Increase
                                           ------------     ------------     ------------

Revenues                                   $370,675,000     $264,338,000     40%
Gross Profit                               $102,225,000     $ 73,351,000     39%
Operating Income                           $ 25,485,000     $ 17,052,000     49%
Net Income                                 $ 13,938,000     $ 10,697,000     30%
Fully Diluted EPS                          $       0.41     $       0.33     24%


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       ORBITAL SCIENCES CORPORATION

Date: July 22, 1998                    By: /s/ Jeffrey V. Pirone
                                           -----------------------
                                           Jeffrey V. Pirone
                                           Executive Vice President and
                                            Chief Financial Officer



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